UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

STRIKEFORCE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its Charter)

WYOMING	22-3827597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1090 King Georges Post Road, Suite 603

Edison, NJ  08837

(Address of Principal Executive Offices)

(732) 661-9641

(Issuer’s telephone number)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Name of each exchange on which registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.       .

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.       .

Securities Act registration statement file number to which this form relates: Form SB-2; File No. 333-124817.

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.0001 per share

Title of Class

Item 1. Description of Registrant’s Securities to be Registered.

The description of securities contained in the Registrant’s Registration Statement on Form SB-2 originally filed with the Securities and Exchange Commission on May 11, 2005  and declared effective on August 3, 2005) (File No. 333-124817).

The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or common stock purchase warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

In February 2011, an increase of the authorized shares of our common stock from one hundred million (100,000,000) to five hundred million (500,000,000), $0.0001 par value, was ratified, effective upon the filing of an amendment to our Certificate of Incorporation with the Wyoming Secretary of State.

In May 2013, an increase of the authorized shares of our common stock from seven hundred fifty million (750,000,000), $0.0001 par value to one billion five hundred million (1,500,000,000), was ratified, effective upon the filing of an amendment to our Certificate of Incorporation with the Wyoming Secretary of State. The amendment was adopted in April 2013.

In July 2013, an increase of the authorized shares of our common stock from one billion five hundred million (1,500,000,000) to three billion (3,000,000,000), $0.0001 par value, was ratified, effective upon the filing of an amendment to our Certificate of Incorporation with the Wyoming Secretary of State. The amendment was adopted in July 2013.

Item 2. Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of StrikeForce Technologies, Inc.(1)
3.2	By-laws of StrikeForce Technologies, Inc. (1)
3.3	Amended Articles of Incorporation of StrikeForce Technologies, Inc. (2
3.4	Amended By-laws of StrikeForce Technologies, Inc. (2)
3.5	Amended By-laws of StrikeForce Technologies, Inc. (3)
3.6	Articles of Amendment of StrikeForce Technologies, Inc. (3)
3.7	Amended By-laws of StrikeForce Technologies, Inc. (4)

(1)

Filed as an exhibit to the Registrant’s Form SB-2 dated as of May 11, 2005 and incorporated herein by reference.

(2)

Filed as an exhibit to the Registrant’s Form 8-K dated December 23, 2010 and incorporated herein by reference.

(3)

Filed as an exhibit to the Registrant’s Form 8-K dated February 4, 2011 and incorporated herein by reference.

(4)

Filed as an exhibit to the Registrant’s Form 8-K dated February 5, 2013 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRIKEFORCE TECHNOLOGIES, INC.

Dated: July 29th, 2013	By:	/s/ Mark L. Kay
Mark L. Kay
Chief Executive Officer